Transcript of DSM Video Presentation titled “DSM and Kensey Nash: a leading biomedical business”, May 3, 2012

Additional Information
The tender offer described in this news release has not yet been commenced.  This news release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Kensey Nash. At the time the tender offer is commenced, DSM and its wholly-owned subsidiary, Biomedical Acquisition Corporation, intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer and Kensey Nash intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. DSM, Biomedical Acquisition Corporation and Kensey Nash intend to mail these documents to the stockholders of Kensey Nash at that time. These documents will contain important information about the tender offer and stockholders of Kensey Nash are urged to read them carefully when they become available. Stockholders of Kensey Nash will be able to obtain a free copy of these documents (when they become available) and other documents filed by Kensey Nash, DSM or Biomedical Acquisition Corporation with the Securities and Exchange Commission at the website maintained by the SEC at www.sec.gov.  In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the information agent named in the offer to purchase or from DSM.

Forward Looking Information
This presentation contains certain forward looking statements that involve a number of risks and uncertainties. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Kensey Nash stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; any conditions imposed by governmental or regulatory authorities in connection with consummation of the tender offer and the merger; satisfaction of various other conditions to the completion of the tender offer and the merger contemplated by the merger agreement; and other risk factors as set forth from time to time in DSM’s Annual Report and in filings with the SEC including, but not limited to, Part I, Item 1A of Kensey Nash’s Form 10-K for the fiscal year ended June 30, 2011, other Kensey Nash reports on Form 10-K, Form 10-Q and Form 8-K and, when made, DSM’s Schedule TO and related documentation and Kensey Nash’s Schedule 14D-9 to be filed in connection with the tender offer. The inclusion of a forward-looking statement herein should not be regarded as a representation by DSM or Kensey Nash that DSM’s or Kensey Nash’s objectives will be achieved. DSM and Kensey Nash undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Transcript
ANNCR: How do you define quality of life? Is it how long you live? Where you live? Or simply, how you live? At DSM, for more than a century, we are investing in the search for the better idea – what we call bright science, brighter living. We are making an impact in nourishing, protecting and improving lives throughout the world by providing solutions to the world’s greatest challenges. Today, we start a new chapter in DSM history with the acquisition of Kensey Nash, a pioneer in biomedical materials, with a strong history as a unique, technology-driven organization with solid customer relationships with medical device companies and a continuous stream of new innovations. These strengths have allowed the talented people of Kensey Nash to research and develop new materials in full partnership with these device companies, speeding up acceptance and commercialization, positively impacting the lives of thousands of people every day. For DSM, Kensey Nash is an organization from which we will build, learn and grow.

It's all in the effort to shape the future of biomedical through bio-passive, bio-active and bio-interactive materials, bringing us into the regenerative medicine space by providing tools and materials that help the human body to heal itself. Today, healthcare is not just about living longer. It's about living better.  In many ways, our bodies break down sooner than we're ready for them to – our personal expectations for how well and how long we function physically don’t always match today’s life expectancies. Over time, medical science has devised different ways of dealing with this dilemma. Body elements such as the hip or knee can be replaced if they no longer work. The next step in biomedical materials is to combine materials with pharmaceuticals to enhance lives with the controlled release of medications inside the body. Kensey Nash has a strong position already in biomedical materials. In fact, every 10 minutes a device containing its materials is inserted into a human body. The next frontier in biomedical is to pro-actively help the body to regenerate and repair itself. This is not science fiction, it is science today. The addition of Kensey Nash to the DSM team is a bold step forward. It’s more than an acquisition – it's an evolution, which strengthens DSM's abilities to serve the biomedical market, and allows us to thrive within this promising new category of bio-interactive materials.

Together, we plan to apply our combined knowledge to regenerative medicine, delivering biologics to stimulate cellular growth for diseased and damaged tissue. And as the field of regenerative medicine and tissue engineering grows, we aim to grow with it. It's part of DSM's strategy of offering not only efficient and innovative materials to the human population, but also leading the biomedical industry with preventative and proactive solutions that will ultimately increase and prolong individual quality of life for an aging population. We welcome Kensey Nash – its people, technology and passion for collaboration and innovation – to the DSM family. Together we will truly make bright science for brighter living.